UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2013 (December 17, 2013)

Date of Report (Date of earliest event reported):

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, VA	22042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571)722-0210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2013 DynCorp Management LLC (“DynCorp Management”) adopted an Equity Incentive Plan to issue authorized classes of membership interests. DynCorp Management was formed in October 2013 between Cerberus Series Four Holdings LLC (“Cerberus Series Four”), Cerberus Partners II, L.P. (“CP II”), Defco Holdings, Inc (“Defco” or the “Manager”) and certain senior executives (“Members” or future “Members”) solely for acquiring, managing and disposing of shares of common stock of Defco, par value $0.01 per share. DynCorp Management shall have two authorized classes of Membership Interests consisting of Class A membership interests (“Class A Interests”) and Class B membership interests (“Class B Interests”), which may be issued in one or more series (Class B-1 Interests and Class B-2 Interests). As of December 17, 2013, a maximum of 100,000 each of Class A and Class B Interests are available to be issued by DynCorp Management under the Plan. The Class A Interests shall be issued to Cerberus Series Four and CP II.

Grant of Class B Interests

On December 17, 2013, DynCorp Management granted 6,796 Class B-1 Interests and 380 Class B-2 Interests to certain executives employed by Defco and its subsidiaries, including Delta Tucker Holdings, Inc. The vesting of the awards is contingent upon the executive’s consent to the terms and conditions set forth in the Class B-1 Interests and B-2 Interests Agreements.

The Class B-1 Interests shall be subject to (i) time-based vesting in separate tranches based on the participants’ hire date (each such date a “Vesting Date”); (ii) acceleration of vesting in certain circumstances (such as in the event of a change in control or termination of the executive without cause); and (iii) continued employment of the executive by Defco or its subsidiaries through the applicable vesting dates.

Class B-1 Interests held by participants hired in 2013 shall vest in five equal 20% installments on each of the grant date of the Class B-1 Interests, July 15, 2014, July 15, 2015, July 15, 2016 and July 15, 2017. Class B-1 Interests Participants hired in 2012 shall vest with respect to 30% of the Class B-1 Interests on the grant date, an additional 20% on July 15, 2014, 20% on July 15, 2015 and with respect to the remaining Class B-1 Interests on July 15, 2016. Class B-1 Interests Participants hired in 2010 and 2011 shall vest with respect to 40% of the Class B-1 Interests as of the grant date, an additional 20% on July 15, 2014 and with respect to the remaining Class B-1 Interests on July 15, 2015. Participants who supported Defco and its subsidiaries as consultants or employees of joint ventures before being hired as executives were given credit for that time in determining the vesting tranche for their Class B-1 Interests.

Steven F. Gaffney, the Company’s Chairman of the Board and Chief Executive Officer was awarded 2,590 Class B-1 Interests. The Class B-1 Interests held by Mr. Gaffney shall vest 40% as of the grant date, an additional 20% on July 15, 2014 and the remaining 40% on July 15, 2015, subject to his continued employment with Defco or its subsidiaries on each Vesting Date.

William T. Kansky, the Company’s Senior Vice President and Chief Financial Officer was awarded 380 Class B-2 Interests. Mr. Kansky’s Class B-2 Interests shall vest 40% on the grant date, an additional 20% on July 15, 2014 and the remaining 40% on July 15, 2015, subject to Mr. Kansky’s continued employment with Defco or its subsidiaries on each Vesting Date.

Long Term Cash Incentive Bonus

On December 17, 2013 DynCorp International LLC, a Delaware limited liability company (“DynCorp International”) approved a long-term cash incentive bonus for certain executives, where in the event of a change in control, subject to the executives’ continued employment with the Company through such a change in control and execution of a restrictive covenant agreement within fourteen days of receipt of such agreement, the executive shall be eligible to receive a cash incentive bonus. Awards for the long term cash incentive bonus are pending the executives’ final approval.

Employment Agreement

William T. Kansky entered into an Employment Agreement (the “Employment Agreement”), where the terms of his employment as Chief Financial Officer of DynCorp International were established and which will supersede and replace any prior employment arrangements, including, but not limited to, the employment offer letter of July 2010 (the “Prior Agreement”). Pursuant to the Employment Agreement, Mr. Kansky will receive an annual base salary of $800,000, payable in accordance with customary payroll practices of the Company and will participate in the Company’s annual bonus plan, eligible to receive an annual bonus with a target bonus percentage of 100% of his base salary and a potential of up to 200% of his base salary if certain performance levels are achieved. Mr. Kansky will participate in the employee benefit plans and will be granted a profit interest in DynCorp Management equal, as of the effective date, to up to 0.38% of the realized appreciation of DynCorp International in excess of certain thresholds set by DynCorp International’s Compensation Committee in its sole discretion. Mr. Kansky is eligible to receive, under the long term cash incentive bonus, a cash incentive equal to $832,000 (“Cash Incentive Bonus”) in the event of a change in control, subject to his continued employment with DynCorp International. The Cash Incentive Bonus shall be paid within 60 days following such change in control. The remainder of Mr. Kansky’s agreement aligns with the Prior Agreement and is in conformance with the information included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Tucker Holdings, Inc.

Date: December 23, 2013	/s/ William T. Kansky
William T. Kansky Senior Vice President and Chief Financial Officer